UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 26, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE.
On June 26, 2015, Ashford Hospitality Trust, Inc. ("Ashford Trust" or the “Company”) announced several strategic initiatives. The Company has analyzed numerous strategies to maximize shareholder value with its select-service hotels including: raising private capital and forming a joint venture, a spin-off similar to Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”), holding the select-service assets indefinitely, and/or selling many or all the select-service assets. After a full analysis of the potential strategies and in response to investor feedback, the Company announced today that it intends to immediately commence the process to list for sale a portfolio of approximately 23 select-service hotels that are mostly brand-managed and will take an opportunistic approach to selling the remaining select-service hotels in the future. In addition, the Company will redefine its investment strategy to focus predominantly on upper upscale, full-service hotels. The Company’s advisor, Ashford Inc., may separately pursue sponsoring a select-service platform.
The for-sale 23 select-service hotel portfolio totals 4,308 rooms, is encumbered by approximately $190 million of long term fixed rate debt and approximately $187 million of maturing or floating rate debt for total debt of approximately $377 million. The current trailing 12-month NOI for the portfolio is approximately $44.0 million, and the trailing 12-month RevPAR for the portfolio is approximately $88. It is anticipated that the proceeds from this sale will be redeployed into assets that are consistent with Ashford Trust’s redefined strategy: predominately upper upscale, full-service hotels.
Other strategic initiatives announced today by the Company include:

•	The Company is not planning nor does it expect any future platform spinoffs.

•
The Company plans to continue working with the research analysts that follow the Company to update their models to reflect the approximately $1.0 billion of acquisitions that the Company has either closed on or announced year-to-date. Currently, only 3 of 8 analysts have updated their EBITDA and FFO estimates into the consensus estimates for these $1.0 billion of acquisitions.

•
The Company continues to target a cash and cash equivalents balance equal to 25-35% of its total equity market capitalization for the following purposes: to cover property-level and corporate-level working capital needs, as a hedge against a downturn in the economy or hotel fundamentals, to be prepared to pursue accretive investments, or for stock buybacks should those situations arise. As of the end of the first quarter, cash and cash equivalents were approximately 31% of total equity market capitalization. Movements in stock price together with acquisitions/dispositions of assets can periodically move this metric out of its ideal zone.

•
The Company is currently not contemplating stock buybacks as the Company believes stock buybacks need to provide exceptional returns in order to offset the reduction in float and trading volumes that can negatively impact valuation.

•
Recently, as part of filing a new shelf, which was expiring, the Company also filed a new “at the market” equity offering program (“ATM”), which is similar to the ATM that had been in place since 2010. There are no plans at this time to utilize the ATM; however, the Company believes it is appropriate to have this program in place.

•	The Company will continue to target net debt to gross assets of 55% - 60%. As of the end of the first quarter, this metric stood at 58%.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit Number	Description
99.1	Press Release of the Company, dated June 26, 2015, furnished under Item 7.01, announcing the planned sale of select-service hotel portfolio and other strategic initiatives

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2015

ASHFORD HOSPITALITY TRUST, INC.

By: /s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel